Filed Pursuant to Rule 424(b)(3)

Registration No. 333-299505

PRELIMINARY PROSPECTUS

960,000 Shares of Common Stock

This prospectus relates to the resale by the selling stockholder identified in this prospectus under the caption “Selling Stockholder,” from time to time, of up to 960,000 shares of our common stock, par value $0.0001 per share (the “Shares”). The selling stockholder received the Shares in connection with the Company’s 2021 reverse merger acquisition of EvaMedia Corp. We are not selling any shares of our common stock under this prospectus, and we will not receive any proceeds from the sale of the Shares by the selling stockholder.

The selling stockholder may sell or otherwise dispose of the Shares covered by this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” beginning on page 17 for more information about how the selling stockholder may sell or otherwise dispose of the Shares covered by this prospectus. Discounts, concessions, commissions and similar selling expenses attributable to the sale of the Shares will be borne by the selling stockholder. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the Shares with the SEC.

Our common stock is listed on the Nasdaq Capital Market, or the Nasdaq, under the symbol “GOAI.” On October 15, 2026, the closing price of our common stock was $1.68 per share.

See “Risk Factors” beginning on page 9 of this prospectus for certain risk factors to consider before making a decision to invest in our securities.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and we have elected to comply with certain reduced public company reporting requirements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated October 27, 2026.

i

ABOUT THIS PROSPECTUS

This prospectus relates to the resale by the selling stockholder identified in this prospectus under the caption “Selling Stockholder,” from time to time, of up to 960,000 shares of our common stock. We are not selling any shares of our common stock under this prospectus, and we will not receive any proceeds from the sale of shares of common stock offered by the selling stockholder.

You should rely only on the information contained in this prospectus or incorporated by reference herein. We have not, and the selling stockholder has not, authorized anyone to provide you with information other than the information that has been provided or incorporated by reference in this prospectus and your reliance on any unauthorized information or representation is at your own risk. This prospectus may be used only in jurisdictions where offers and sales of these securities are permitted. You should not assume that the information appearing in this prospectus is accurate only as of the date of this prospectus and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, which we have referred you to in “Incorporation of Certain Information by Reference” below, before making an investment decision. Information incorporated by reference after the date of this prospectus may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.

Unless the context requires otherwise, references in this prospectus to “we,” “our,” “us” and “our company” refer to Eva Live Inc., a Nevada corporation.

FORWARD-LOOKING STATEMENTS

This prospectus, filed as part of a registration statement on Form S-3 (“Form S-3”), and the documents incorporated by reference herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), that involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could” and similar expressions. Examples of forward-looking statements include, without limitation:

● estimates of our addressable market, market growth, future revenue, expenses, capital requirements and our needs for additional financing;

● the implementation of our business model and strategic plans for our products and technologies;

● competitive companies and technologies and our industry;

● our ability to develop and commercialize new products;

● our ability to establish and maintain intellectual property protection for our products or avoid or defend claims of infringement;

1

● our ability to hire and retain key personnel and to manage our future growth effectively;

● our ability to obtain additional financing in future offerings;

● our expectations regarding use of proceeds from this offering;

● the potential effects of government regulation; and

● our expectations about market trends.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, those discussed in this prospectus under the heading “Risk Factors” and in other documents that we file from time to time with the SEC.

Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances, or achievements expressed or implied by the forward-looking statements. These risks include, but are not limited to, those discussed in this prospectus under the heading “Risk Factors.”

Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially and adversely affect our business, financial condition or operating results. This prospectus, and the documents incorporated by reference in this prospectus contain market data that we obtained from industry sources, including independent industry publications. In presenting this information, we have also made assumptions based on such data and other similar sources and on our knowledge of, and our experience to date in, the markets for our products. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we believe the market data included in this prospectus is generally reliable, such information is inherently imprecise.

The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Consequently, you should not place undue reliance on forward-looking statements.

OUR COMPANY

Eva Live Inc. (the “Company”) was incorporated under the laws of the State of Nevada on August 27, 2002, as International Pit Boss Gaming, Inc. On October 1, 2002, the Company merged with Pro Roads Systems, Inc. (a Florida corporation), a public shell company traded on the pink sheets. Pro Roads Systems, Inc. had no operations before the merger. The purpose of the merger was to change the Company’s domicile from Florida to Nevada. From its inception to 2006, the Company designed and developed software for the gaming industry. The Company changed its name on February 14, 2006, to Logo Industries Corporation and, on November 18, 2008, to Malwin Ventures Inc. On February 11, 2014, the Company announced negotiations with Impact Future Media LLC, and their President/Founder, Francois Garcia, acquired 100% of Impact Future Media LLC and its media and entertainment assets. The Company announced the closing of this transaction on March 25, 2014. From March 2014 to September 28, 2021, the Company was involved in the entertainment, publishing, and interactive industries.

2

On September 28, 2021 (the “Acquisition Date”), pursuant to the Acquisition Agreement, the Company acquired all of the issued and outstanding shares of capital stock of EvaMedia Corp. (“EvaMedia”) in exchange for 110,192,177 shares of the Company’s common stock (the “Acquisition”), and EvaMedia became a wholly owned subsidiary of the Company. Immediately following the Acquisition, 111,169,525 shares of the Company’s common stock were issued and outstanding, of which the former shareholders of EvaMedia held approximately 99.12%. Following the Acquisition, David Boulette of EvaMedia became the Company’s Chief Executive Officer, a director and its controlling stockholder, and Phil Aspin and Daryl Walser, each of EvaMedia, were appointed to the Board of Directors. Terry Fields, a member of the Company’s Board of Directors before the Acquisition, continued to serve as a director.

We determined that EvaMedia was the accounting acquirer because (i) after the Acquisition, the former shareholders of EvaMedia held a majority of the voting interest in the combined company; (ii) the former board of directors of EvaMedia held majority control of the Board of Directors of the combined company; (iii) members of EvaMedia’s management were responsible for the management of the combined company; and (iv) EvaMedia’s relative size, measured in assets and revenues, was significantly larger than that of the Company. Accordingly, the financial statements of EvaMedia are treated as the historical financial statements of the combined company.

We have identified the Company as the legal acquirer, as it is the entity that issued securities. Comparatively, we have identified EvaMedia as the legal acquiree, the entity whose equity interests are acquired.

Since September 28, 2021, the Company has operated at the junction of digital marketing and media monetization.

On September 9, 2021, the Company completed a reverse split in the amount of 1-for-150, changed the Company’s name to Eva Live Inc., changed the Company’s trading symbol from “MLWN” to “GOAI,” and executed an Acquisition Agreement resulting in a change of control of the Company. On September 10, 2021, the Financial Industry Regulatory Authority (“FINRA”) announced the effectiveness of a change in the Company’s name from “Malwin Ventures, Inc.” to “Eva Live, Inc.” and a change in the Company’s ticker symbol from “MLWN” to the new trading symbol “GOAI”.

We execute our business through the Eva Platform based on Artificial Intelligence, or AI, to match advertising campaigns to specific ad spots one at a time. Our system creates conversion mapping tables that allow us to increase conversion rates by analyzing those trends with optimized historical conversion rates and further capitalizing on and improving those rates. We leverage “big data,” an accumulation of data that is too large and complex for traditional database management tools to process. Since more companies are attempting to leverage big data to make strategic business decisions, we have built automated tools that analyze the data and feed the relevant information into our decision logic. We have designed our solution to optimize brand campaigns to create brand awareness and direct response campaigns with a fixed conversion point.

Recent Developments

The following summarizes certain developments that have occurred since the filing of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026.

Equity Line of Credit Transaction

On September 17, 2026, the Company entered into an Equity Purchase Agreement (the “Purchase Agreement”) with Hudson Global Ventures, LLC (the “Investor”). Pursuant to the Purchase Agreement, upon the terms and subject to the conditions set forth therein, the Company has the right, but not the obligation, to direct the Investor to purchase, from time to time during the 36-month period following the date of the Purchase Agreement, subject to earlier termination as provided therein (the “Commitment Period”), shares of Common Stock (the “Put Shares”) having an aggregate purchase price of up to $10,000,000 at a purchase price of $2.00 per share, subject to adjustment for any stock dividend, stock split, stock combination, rights offering, reclassification or similar transaction that proportionately decreases or increases the number of outstanding shares of Common Stock.

3

Each written notice we deliver to the Investor directing it to purchase Put Shares (a “Put Notice”) must be for a minimum of $15,000 and may not exceed the lesser of (i) 200% of the Average Daily Trading Value, which is the average daily trading volume of our Common Stock on its principal trading market during the two trading days immediately preceding the date the Put Notice is delivered, multiplied by the lowest closing price of our Common Stock during that period, and (ii) the Applicable Trading Amount, which is a fixed dollar amount ranging from $15,000 to $500,000 that increases as the trading price of our Common Stock increases, as set forth in the Purchase Agreement. We may not issue shares of Common Stock under the Purchase Agreement and the Warrant in excess of 7,994,828 shares (the “Exchange Cap”), representing 19.99% of our Common Stock outstanding on the date of the Purchase Agreement, unless stockholder approval is obtained in accordance with Nasdaq Listing Rule 5635(d). The Investor’s obligation to purchase Put Shares is subject to certain conditions, including a limitation on its beneficial ownership to 4.99% of our outstanding Common Stock and the continued effectiveness of a registration statement covering the issuance and sale of the Put Shares to the Investor.

In connection with the Purchase Agreement, the Company issued to the Investor a warrant (the “Warrant”) to purchase 275,000 shares of Common Stock, subject to adjustment as provided in the Warrant. The Warrant has an exercise price of $0.01 per share, is exercisable beginning on September 17, 2026, and terminates at 5:00 p.m. Eastern time on September 17, 2031. The Warrant may be exercised on a cashless basis if the Market Price of one share of Common Stock is greater than the exercise price.

In connection with the Purchase Agreement, the Company also entered into a Registration Rights Agreement, pursuant to which the Company agreed to file, within thirty (30) calendar days from the date of the Registration Rights Agreement, an initial registration statement registering the maximum number of registrable securities permitted to be included thereon under applicable SEC rules, regulations and interpretations, beginning with the Warrant Shares.

Executive Employment Agreement

On August 17, 2026, we entered into a new Executive Employment Agreement with Mr. Boulette, which replaced his prior employment agreement dated May 31, 2025. The agreement has an initial five-year term with automatic one-year renewals, provides for an annual base salary of $800,000, subject to automatic 10% increases on each anniversary, and eligibility for annual bonuses, and provides for a $5,000,000 lump-sum severance payment, among other benefits, upon a termination without cause or for good reason. Under the agreement, Mr. Boulette is eligible to receive up to 1,000,000 shares of Series A Preferred Stock, consisting of 200,000 shares for each of years one through five, upon achievement of specified performance milestones. The year two milestone requires (i) completion of an acquisition involving at least $5 million in transaction consideration or the commercial launch of a product or platform projected to generate at least $5 million in incremental annualized revenue and (ii) an increase in our annual sales of at least $15 million, and the milestone for each of years three through five is at least 30% year-over-year sales growth.

Charter Amendments, 2026 Equity Incentive Plan, and CEO Performance Award

On August 17, 2026, by written consent of the holder of a majority of the Company’s outstanding shares, the following corporate actions were approved: (i) the amendment and restatement of the Company’s Articles of Incorporation to modernize governance provisions and eliminate the classified board structure; (ii) the adoption of the Eva Live Inc. 2026 Equity Incentive Plan, under which 2,000,000 shares of Common Stock are reserved for issuance as equity awards; and (iii) the approval of a performance-based stock compensation arrangement for the Company’s Chief Executive Officer, consisting of up to 1,000,000 shares of Series A Preferred Stock (convertible into 150 shares of Common Stock per share of Series A Preferred Stock), which will vest upon the achievement of specified performance milestones.

On August 31, 2026, the Company filed a definitive information statement on Schedule 14C to inform the holders of the Company’s Common Stock that the Company’s Board of Directors and the holder of a majority of the Company’s outstanding shares of Common Stock and voting power has approved the above corporate actions.

On September 23, 2026, the Company filed the Amended and Restated Articles of Incorporation and the Certificate of Designation of Preferences, Rights and Limitations of the Series A Convertible Preferred Stock with the Secretary of State of the State of Nevada.

4

The Amended and Restated Articles of Incorporation and the amended and restated bylaws, among other things, (i) provide that directors may be removed only for cause and only by the affirmative vote of holders of at least 66⅔% of the outstanding shares entitled to vote in the election of directors, (ii) elect to be governed by Nevada’s control share acquisition and business combination statutes, (iii) grant our Board of Directors the exclusive power to adopt, amend or repeal our bylaws, (iv) provide that special meetings of stockholders may be called only by our Board of Directors, the Chairman of the Board or our Chief Executive Officer, (v) establish advance notice requirements for stockholder nominations of directors, and (vi) designate the state or federal courts located in Washoe County, Nevada as the exclusive forum for certain stockholder litigation. This forum selection provision does not apply to claims arising under the Securities Act or the Exchange Act. See “Risk Factors — Risks Related to Ownership of Our Common Stock — Provisions of our amended and restated articles of incorporation and bylaws and Nevada law could discourage, delay or prevent a change in control of the Company and limit the ability of our stockholders to influence corporate matters.”

On September 25, 2026, the Company issued 200,000 shares of Series A Preferred Stock to Mr. Boulette in satisfaction of the year one performance milestone relating to the successful uplisting of the Company’s Common Stock to The Nasdaq Stock Market LLC.

Relocation of Corporate Headquarters

In September 2026, the Company relocated its corporate headquarters to 8488 Rozita Lee Ave, Building 3, Las Vegas, Nevada 89113.

Eva Defense and Unmanned Systems Initiatives

On June 16, 2026, we formed Eva Defense, Inc. (“Eva Defense”), a Nevada corporation, to pursue opportunities in defense and dual-use technologies, including unmanned aircraft systems and resilient communications, as an extension of our artificial intelligence platform. As of the date of this prospectus, Eva Defense has not issued any shares of its capital stock. We intend to cause Eva Defense to issue all of its outstanding shares of common stock to the Company, following which Eva Defense will be our wholly owned subsidiary.

On August 5, 2026, Eva Defense entered into a development agreement with Boumarang Inc. to develop a resilient communications unmanned aircraft system.

Under the agreement, Eva Defense will fund a twelve-month development program, committing $1.2 million payable at $100,000 per month from August 2026 through July 2027, of which $100,000 had been paid as of September 30, 2026. The development program is organized around staged technical gates — feasibility, proof of concept, field test, and beta gate — with Eva Defense approval required to proceed at each stage. The targeted outcome of the program is 10 to 20 field-tested, beta-ready prototypes, a low-rate initial production plan, and an NDAA-compliant supplier base. Deliverables under the agreement are assigned to Eva Defense upon payment in full, and Boumarang retains its background technology, which is licensed to Eva Defense on a non-exclusive basis to the extent incorporated in the deliverables.

Imran Firoz, our Interim Chief Financial Officer, is a co-founder, director and stockholder of Boumarang Inc. Mr. Firoz acquired his equity interest in Boumarang before Eva Defense entered into the development agreement. As a result, Boumarang is a related party of the Company, and the development agreement is a related-party transaction in which Mr. Firoz has an indirect material interest by virtue of his equity ownership in, and position as a director of, Boumarang. On September 30, 2026, our Audit Committee reviewed and approved and ratified the development agreement.

On August 3, 2026, we issued a press release announcing the formation of the Eva Defense advisory board, including General Robert Brooks Brown, U.S. Army (Ret.), a retired four-star general and former Commanding General of U.S. Army Pacific, and technology and cybersecurity executive Ross Mandel, to advise on product development, requirements and testing priorities.

On September 17, 2026, we issued a press release announcing that Eva Defense had unveiled a prototype low-noise autonomous drone designed for intelligence, surveillance and reconnaissance and other defense and security applications. The prototype remains in development and testing, and Eva Defense intends for future versions to integrate with our SwarmOS command-and-control software, which is also under development. Eva Defense has not generated revenue from the prototype or any other product, and there can be no assurance that the prototype will be developed into a commercially viable product.

5

For a discussion of the risks relating to Eva Defense, including the development agreement with Boumarang, see “Risk Factors — Risks Related to Our Business — Our Eva Defense unmanned systems initiatives are at an early stage, require significant capital commitments, and are subject to regulatory, procurement and related-party risks.”

Termination of Airbeam Letter of Intent

On July 20, 2026, we issued a press release announcing that we had signed a non-binding letter of intent to acquire a controlling 51% interest in Airbeam Wireless Technologies Inc., with an option to acquire the remaining 49%, in a proposed transaction that values Airbeam at approximately $16 million. In September 2026, we terminated the letter of intent, and we are no longer pursuing the proposed acquisition of Airbeam.

Proposed Acquisition of Psquared Inc.

On June 10, 2026, we issued a press release announcing that we had entered into a non-binding letter of intent to acquire Psquared Inc. (“Psquared”) We are currently conducting due diligence with respect to Psquared. We currently hold a 10% equity interest in Psquared, which we received in settlement of $3.0 million of accounts receivable owed to us by Psquared. The proposed acquisition remains subject to the completion of due diligence, the negotiation and execution of definitive agreements and other customary closing conditions, and there can be no assurance that we will enter into a definitive agreement or that the proposed acquisition will be completed on the terms contemplated by the letter of intent, or at all.

Convertible Note Financings and Conversions

Streeterville Notes

Between July 1, 2026 and September 22, 2026, Streeterville Capital, LLC (“Streeterville”), the holder of our secured convertible promissory note issued on February 23, 2026, in the original principal amount of $7,560,000 (the “February Streeterville Note”), converted an aggregate of $1,575,000 of the outstanding balance of the February Streeterville Note into an aggregate of 849,395 shares of our Common Stock at conversion prices ranging from $1.3599 to $2.1287 per share. As reported by the holder, the outstanding balance of the February Streeterville Note was $5,211,431.08 as of September 22, 2026. Because the conversion price is variable and based on the market price of our Common Stock, additional conversions may occur prior to the date of this prospectus, and the number of shares issuable upon any such conversions is presently indeterminate.

On July 20, 2026, we entered into a securities purchase agreement with Streeterville pursuant to which, on July 22, 2026, we issued to Streeterville a secured convertible promissory note in the original principal amount of $2,160,000, which includes an original issue discount of $160,000, for a purchase price of $2,000,000 (the “July Streeterville Note” and, together with the February Streeterville Note, the “Streeterville Notes”). The July Streeterville Note bears interest at 8% per annum, matures 24 months after funding, is secured by substantially all of our assets and is convertible at the holder’s option at a conversion price equal to 87% of the lowest daily VWAP of our Common Stock during the ten trading days preceding the applicable conversion, subject to a floor price. Streeterville has the right, for 24 months following the closing, to purchase an additional note in the principal amount of $1,250,000 on the same terms. As of October 6, 2026, no conversions occurred under the July Streeterville Note.

1800 Diagonal Notes

Between July 21, 2026 and August 3, 2026, 1800 Diagonal Lending LLC (“1800 Diagonal”) converted an aggregate of $291,254.16 of the balances of our promissory notes dated January 14, 2026, and January 28, 2026, into an aggregate of 215,226 shares of our Common Stock at conversion prices ranging from $1.248 to $1.425 per share. Each such note has been satisfied in full.

6

On July 24, 2026, we issued to 1800 Diagonal an unsecured promissory note in the principal amount of $383,500 for a purchase price of $325,000, reflecting an original issue discount of $58,500 (the “July 1800 Diagonal Note”). The July Diagonal Note carries a one-time interest charge of 12% ($46,020) and is payable in five installments totaling $429,520, commencing January 30, 2027, with the final installment due on the May 30, 2027 maturity date.

On August 24, 2026, we issued to 1800 Diagonal an unsecured promissory note in the principal amount of $303,260 for a purchase price of $257,000, reflecting an original issue discount of $46,260 (the “August 1800 Diagonal Note” and, together with the July 1800 Diagonal Note, the “1800 Diagonal Notes”). The note carries a one-time interest charge of 12% ($36,391) and is payable in ten monthly installments of $33,965.10, commencing September 30, 2026, with the final installment due on the June 30, 2027 maturity date.

Each of the 1800 Diagonal Notes may be prepaid in full at a discount during the first 180 days following issuance and is convertible, at the holder’s option, only following an event of default, at a conversion price equal to 75% of the lowest trading price of our Common Stock during the ten trading days prior to conversion, subject to a 4.99% beneficial ownership limitation. Upon an event of default, amounts not paid when due bear default interest at 22% per annum, and the holder may declare due an amount equal to 150% of the outstanding balance.

As of October 6, 2026, the aggregate outstanding balance of our three promissory notes held by 1800 Diagonal, including our previously disclosed promissory note dated May 6, 2026, was $1,297,811.

Dune Note

On October 2, 2026, we entered into a securities purchase agreement with Dune Equity Holdings LLC (“Dune”) (the “Dune SPA”), pursuant to which we issued to Dune a secured promissory note in a principal amount of up to $1,875,000, for a purchase price of up to $1,575,000 (the “Dune Note”). Dune funded the first tranche, consisting of $937,500 in principal amount for a purchase price of $787,500, less $40,000 withheld for Dune’s legal fees. Dune may, at its option, fund (i) a second tranche of $312,500 in principal for a purchase price of $262,500 (with $12,500 withheld for Dune’s legal fees) and (ii) a third tranche of $625,000 in principal for a purchase price of $525,000 (with $25,000 withheld for Dune’s legal fees). The Dune Note carries a one-time interest charge of 12% ($112,500 with respect to the first tranche), matures 12 months after the funding of each tranche and requires cash amortization payments with respect to each tranche, generally equal to 10% of the original outstanding balance of such tranche (including the related interest charge), beginning 15 days after funding and every 30 days thereafter, with the remaining balance due at maturity. The Dune Note is convertible at the holder’s option at a fixed conversion price of $2.50 per share, which, following an event of default or a failure to make an amortization payment, will equal the lesser of $2.50 or 65% of the average of the three lowest traded prices of our Common Stock during the ten trading days preceding conversion, and is subject to price-based anti-dilution adjustment, a 4.99% beneficial ownership limitation and, absent stockholder approval, an exchange cap of 7,994,828 shares of Common Stock.

In connection with the first tranche, we issued to Dune 75,000 commitment shares (the “Closing Commitment Shares”). If the closing price of our Common Stock on the date the Closing Commitment Shares are delivered to Dune’s brokerage account without a restrictive legend (the “Legend Removal Price”) is less than $2.86, we are required to issue to Dune, within three business days after such date, a number of additional commitment shares (the “Make-Whole Commitment Shares”) equal to $150,000 divided by the Legend Removal Price, less the number of Closing Commitment Shares, with any Make-Whole Commitment Shares that would cause Dune to exceed the 4.99% beneficial ownership limitation held in abeyance until such issuance would not exceed such limitation. Because the 75,000 Closing Commitment Shares equal or exceed $150,000 divided by any Legend Removal Price of $2.00 or more, no Make-Whole Commitment Shares will be issuable unless the Legend Removal Price is less than $2.00. If at any time our Common Stock is deemed to be a “penny stock” as defined in Rule 3a51-1 under the Exchange Act, any Closing Commitment Shares and Make-Whole Commitment Shares then held by Dune will automatically be cancelled, and we will be required to pay Dune an amount in cash equal to the number of such cancelled shares multiplied by $2.86. The $2.86 price thresholds and share numbers described above are subject to adjustment for stock dividends, stock splits, stock combinations, rights offerings, reclassifications and similar transactions.

In connection with the Dune SPA and the Dune Note, the Company, its subsidiaries, as guarantors, and Dune entered into a security agreement dated October 2, 2026 (the “Security Agreement”). Pursuant to the Security Agreement, the Company and its subsidiaries agreed to grant a security interest in the Collateral, as defined in the Security Agreement. Such Collateral includes, among other assets, all goods, equipment, inventory, accounts, contract rights, general intangibles including intellectual property, deposit accounts, investment property (including the equity interests in the Company’s subsidiaries) and all proceeds thereof. The security interests created under the Security Agreement are junior in priority to the security interests established for the Senior Secured Debt, as defined in the Security Agreement.

Sales Under At-the-Market Offering

From July 1, 2026 through October 6, 2026, we sold an aggregate of 26,564 shares of our Common Stock under our Equity Distribution Agreement with Maxim Group LLC, dated April 14, 2026, at prices ranging from $2.29 to $3.01 per share, for aggregate gross proceeds of approximately $69,260. As of October 6, 2026, shares of our Common Stock having an aggregate offering price of up to approximately $99,460,466 remained available for sale under the Equity Distribution Agreement.

Other Business Developments

On August 25, 2026, we issued a press release announcing that we intend to expand our FastQuote platform, which currently operates primarily in the debt consolidation and home security categories, into additional markets.

On August 26, 2026, we issued a press release announcing that we had entered into a white-label arrangement with a domain development and monetization company to deploy our EvaBrain conversational artificial intelligence platform across its digital properties.

7

Corporate Information

The Company’s principal office is 8488 Rozita Lee Avenue, Building 3, Las Vegas, NV 89113. Our telephone number is (310) 229-5981, and our corporate website is www.eva.live. The information on, or accessible through, our website is not incorporated into and does not constitute a part of this prospectus or any other report or document we file with or furnish to the SEC.

Going Concern

Although our financial statements have been prepared on a going concern basis, we must raise additional capital in order to continue as a going concern. See “Risk Factors – Risks Related to the Company - There is doubt that the Company can continue as a “going concern” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that generally apply to public companies. These provisions include:

●	an exemption from compliance with the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act of 2002 on the design and effectiveness of our internal controls over financial reporting;

●	an exemption from compliance with any requirement that the Public Company Accounting Oversight Board may adopt regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

●	reduced disclosure about the Company’s executive compensation arrangements; and

●	exemptions from the requirements to obtain a non-binding advisory vote on executive compensation or shareholder approval of any golden parachute arrangements.

We may take advantage of some, but not all, available benefits under the JOBS Act. We have taken advantage of some reduced reporting burdens in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies where you hold stock.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period to comply with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to refrain from availing ourselves of the delayed adoption of new or revised accounting standards. Therefore, we will adopt new or revised generally accepted accounting principles in the United States on the relevant dates on which adoption of such standards is required for other public companies that are not emerging growth companies.

As amended, we are also a “smaller reporting company” defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934. We may remain a smaller reporting company until we have a non-affiliate public float above $250 million and annual revenues above $100 million or a non-affiliate public float above $700 million and annual revenues less than $100 million, each as determined yearly. Even after we no longer qualify as an emerging growth company, we may still be eligible as a smaller reporting company, allowing us to take advantage of many of the same exemptions from disclosure requirements.

For a description of the qualifications and other requirements applicable to emerging growth companies and certain elections that we have made due to our status as an emerging growth company, see “Risk Factors – Risks Related to the Company - “As an “emerging growth company” under the JOBS act, we can rely on exemptions from certain disclosure requirements” on page of this prospectus.

8

THE OFFERING

Common Stock to be offered by the selling stockholder:	Up to 960,000 Shares
Terms of the Offering:	The selling stockholder will determine when and how he will sell the shares of common stock offered in this prospectus, as described in “Plan of Distribution.”
Common Stock outstanding prior to this offering:	40,515,433
Common Stock to be outstanding immediately after this offering:	40,515,433
Use of proceeds:	We will not receive any proceeds from the sale of shares of common stock offered hereby by the selling stockholder.
Nasdaq Capital Market symbol:	Our common stock is listed on the Nasdaq Capital Market under the symbol “GOAI”.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before making an investment in our common stock, you should carefully consider the risks discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, which are incorporated herein by reference (other than, in each case, information furnished, rather than filed), as well as the other information contained or incorporated by reference in this prospectus. Any of those risk factors could significantly and adversely affect our business, prospects, financial condition, and results of operations, and the trading price of our common stock. Although we describe, and will describe, what we believe to be the principal risks related to our Company and our securities, we can also be affected by risks we do not anticipate or do not think will have a material effect upon us. Please also read carefully the section entitled “Forward-Looking Statements.”

Risks Related to Our Business

Our Eva Defense unmanned systems initiatives are at an early stage, require significant capital commitments, and are subject to regulatory, procurement and related-party risks.

In June 2026, we formed Eva Defense, Inc. to pursue opportunities in defense and dual-use technologies, including unmanned aircraft systems. Eva Defense has not generated any revenue, and we have limited experience in the development, manufacture or sale of unmanned aircraft systems or other defense products. Under its development agreement with Boumarang Inc., Eva Defense has committed to fund $1.2 million over a twelve-month period, payable at $100,000 per month, and there can be no assurance that the development program will pass its staged technical gates, produce field-tested prototypes or lead to commercially viable products. Funding these commitments will require capital that we might otherwise use in our core advertising technology business, and we may need to raise additional capital to continue these initiatives, which may not be available on acceptable terms, or at all. For additional information regarding Eva Defense and the development agreement, see “Our Company — Recent Developments — Eva Defense and Unmanned Systems Initiatives.”

Our ability to generate revenue from these initiatives will depend in significant part on sales to U.S. government agencies, defense prime contractors and allied governments, which involve lengthy and uncertain procurement cycles, budget and appropriations risk, and extensive regulation, including National Defense Authorization Act restrictions on component sourcing, U.S. export control laws such as the International Traffic in Arms Regulations and the Export Administration Regulations, and cybersecurity and supply chain requirements. Failure to comply with these requirements could result in penalties, loss of eligibility for government contracts or reputational harm. In addition, our Interim Chief Financial Officer is a co-founder, director and stockholder of Boumarang Inc., and Boumarang is therefore a related party of the Company. Although our Audit Committee reviewed and approved and ratified the development agreement on September 30, 2026, the fact that we entered into a related-party transaction without prior review may indicate a deficiency in our controls for identifying, reviewing and approving related-party transactions. If we fail to maintain effective internal control over financial reporting and disclosure controls and procedures, we may be unable to accurately and timely report our financial results or identify transactions requiring review, which could cause investors to lose confidence in our reporting and adversely affect the trading price of our common stock. Conflicts of interest may arise in the negotiation, performance or enforcement of the development agreement, and any failure to review and oversee related-party transactions could result in deficiency notices or other action by Nasdaq and could have a material adverse effect on our business and financial condition.

9

Risks Related to Ownership of Our Common Stock

A significant percentage of the Company’s common stock is held by a small number of shareholders.

Our Chief Executive Officer and President beneficially owns approximately 75.6% of our common stock and holds approximately 57.5% of the voting power of our outstanding common stock, and our officers and directors collectively beneficially own approximately 76.9% of our common stock, in each case as of October 13, 2026 and including 30,000,000 shares of common stock issuable upon conversion of Series A Preferred Stock held by our Chief Executive Officer. As a result, these shareholders are able to influence the outcome of shareholder votes on various matters, including the election of directors and extraordinary corporate transactions, such as business combinations. In addition, the conversion of existing convertible notes, the occurrence of sales of a large number of shares of our common stock, including the Shares offered by the selling stockholder under this prospectus, or the perception that these conversions or sales could occur, may affect our stock price and could impair our ability to obtain capital through an offering of equity securities. Furthermore, the current ratios of ownership of our common stock reduce the public float and liquidity of our common stock, which can, in turn, affect the market price of our common stock.

Our outstanding secured notes restrict our ability to raise capital and may require us to divert the proceeds of future financings, and our financing arrangements may result in defaults under those notes.

Our secured convertible promissory notes held by Streeterville Capital, LLC (“Streeterville”) and our secured promissory note held by Dune Equity Holdings LLC (“Dune”) are secured by liens on our assets and restrict our ability to incur additional indebtedness and to issue securities with conversion or exercise prices that vary with, or may be reset based on, the market price of our common stock. Dune may require us to apply up to 50% of the cash proceeds we receive from any source to repay its note, and, following an event of default under the Streeterville notes, Streeterville may seek to enjoin our issuance of common stock unless 50% of the gross proceeds are applied to the Streeterville notes. We have not obtained Streeterville’s consent to the Dune note and the related security interest or to certain of our other financing arrangements. If Streeterville were to assert that any of these transactions breaches its notes, it could declare an event of default, increase or accelerate the amounts outstanding, enforce its security interest in our assets or seek injunctive relief. Any of these actions could limit our ability to access capital, reduce the net proceeds available to us from financings and materially adversely affect our business, financial condition and the market price of our common stock.

Additional financing or future equity issuances may result in future dilution to our stockholders.

We expect that we will need to raise additional funds in the future to finance our growth, our current and planned initiatives, and for other reasons. Any additional financing required may not be available on terms acceptable to us, or at all. If we raise additional funds by issuing equity securities, you may experience significant dilution of your ownership interest, and the newly issued securities may have rights senior to those of the holders of our common stock. The price per share at which we sell additional securities in future transactions may be higher or lower than the price per share paid by investors who purchase Shares from the selling stockholder. Alternatively, if we raise additional funds by obtaining loans from third parties, the terms of those financing arrangements may include negative covenants or other restrictions on our business that could impair our operational flexibility and would also require us to fund additional interest expense. If adequate additional financing is not available when required or is not available on acceptable terms, we may be unable to execute our business plan successfully.

Because we do not currently intend to pay cash dividends on our common stock, stockholders will primarily benefit from an investment in our stock only if it appreciates in value.

We do not anticipate declaring or paying any cash dividends on our shares of common stock. We currently intend to retain all future earnings, if any, for use in the operations and expansion of the business. As a result, we do not anticipate paying cash dividends in the foreseeable future. Any future determination as to the declaration and payment of cash dividends or non-cash dividends will be at the discretion of our board of directors and will depend on factors the board of directors deems relevant, including, among others, our results of operations, financial condition, and cash requirements, business prospects, and the terms of any of our financing arrangements. Accordingly, realization of a gain on stockholders’ investments will primarily depend on the appreciation of the price of our stock. There is no guarantee that our stock will appreciate in value.

10

The Company is a “controlled company” within the meaning of the applicable rules of Nasdaq and, as a result, we qualify for exemptions from certain corporate governance requirements. If the Company relies on these exemptions, its stockholders will not have the same protections afforded to stockholders of companies that are subject to such requirements.

The Company is currently a “controlled company” within the meaning of the applicable rules of Nasdaq. David Boulette, our Chief Executive Officer and President, is the beneficial owner of approximately 75.6% of the Company’s common stock (including 30,000,000 shares of common stock issuable upon conversion of Series A Preferred Stock held by him) and holds approximately 57.5% of the voting power of the Company’s outstanding common stock, in each case as of October 13, 2026, and therefore controls a majority of the voting power of the Company’s outstanding common stock; accordingly, he has the ability to determine all matters requiring approval by stockholders. As a result, we qualify for exemptions from certain corporate governance requirements. If the Company relies on these exemptions, which it does not intend to do, its stockholders will not have the same protections afforded to stockholders of companies that are subject to such requirements. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group, or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements:

● that a majority of the board consists of independent directors;

● for an annual performance evaluation of the nominating, corporate governance, and compensation committees;

● that the controlled company has a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

● that the controlled company has a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibility.

While the Company does not intend to rely on these exemptions, the Company may use these exemptions now or in the future. As a result, the Company’s stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements.

Provisions of our amended and restated articles of incorporation and bylaws and Nevada law could discourage, delay or prevent a change in control of the Company and limit the ability of our stockholders to influence corporate matters.

On September 23, 2026, we filed amended and restated articles of incorporation and adopted amended and restated bylaws that, among other things, (i) provide that directors may be removed only for cause and only by the affirmative vote of holders of at least 66⅔% of the outstanding shares entitled to vote in the election of directors; (ii) elect to be governed by Nevada’s control share acquisition statute and business combination statute; (iii) grant our Board of Directors the exclusive power to adopt, amend or repeal our bylaws; (iv) provide that special meetings of stockholders may be called only by our Board of Directors, the Chairman of the Board or our Chief Executive Officer; (v) establish advance notice requirements for stockholder nominations of directors; and (vi) designate the state or federal courts located in Washoe County, Nevada as the exclusive forum for certain stockholder litigation. This forum selection provision does not apply to claims arising under the Securities Act or the Exchange Act. These provisions, together with the voting control held by our Chief Executive Officer, could discourage, delay or prevent a change in control of the Company, limit the price that investors may be willing to pay in the future for our common stock, limit the ability of stockholders to replace members of our Board of Directors or management, and limit stockholders’ ability to bring claims in a judicial forum they find favorable.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of Shares offered by the selling stockholder under this prospectus. The selling stockholder will receive all of the net proceeds from the sale of the shares.

11

DIVIDEND POLICY

We have never declared or paid any cash dividends on our Common Stock, and we do not anticipate declaring or paying any cash dividends to holders of our Common Stock in the foreseeable future. In addition, the terms of our outstanding indebtedness, including the Streeterville Notes and the Dune Note, may restrict our ability to pay dividends. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend upon our earnings, if any, capital requirements, operating and financial conditions and on such other factors as our board of directors deems relevant.

THE 2021 REVERSE MERGER ACQUISITION

On the Acquisition Date, the Company acquired all of the issued and outstanding shares of capital stock of EvaMedia in exchange for 110,192,177 shares of the Company’s common stock, and EvaMedia became a wholly owned subsidiary of the Company. Immediately following the Acquisition, 111,169,525 shares of the Company’s common stock were issued and outstanding, of which the former shareholders of EvaMedia held approximately 99.12%. Following the Acquisition, David Boulette of EvaMedia became the Company’s Chief Executive Officer, a director and its controlling stockholder, and Phil Aspin and Daryl Walser, each of EvaMedia, were appointed to the Board of Directors. Terry Fields, a member of the Company’s Board of Directors before the Acquisition, continued to serve as a director.

As part of the above transaction, the Company issued the Selling Stockholder shares of its common stock, including the 960,000 Shares that are being registered in this prospectus.

DESCRIPTION OF COMMON STOCK

This prospectus describes the general terms of our capital stock. The following description is not complete and may not contain all the information you should consider before investing in our capital stock. For a more detailed description of these securities, you should read the applicable provisions of Nevada law and our Amended and Restated Articles of Incorporation (the “Articles of Incorporation”), our Amended and Restated Bylaws (the “Bylaws”) and the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Certificate of Designation”),. The description below is based on and is qualified in its entirety by reference to Articles of Incorporation, Bylaws and the Certificate of Designation. See “Where To Find Additional Information” for information on how to obtain documents from us, including our Articles of Incorporation, Bylaws and the Certificate of Designation.

General

We have authorized capital stock consisting of 300,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share.

As of October 13, 2026, there were 40,515,433 shares of our common stock issued and outstanding held by 896 stockholders of record.

Common Stock

The following summarizes our common stock’s material rights and restrictions. This description does not purport to be a complete description of all the rights of our stockholders and is subject to, and qualified in its entirety by, the provisions of our most current Articles of Incorporation and Bylaws, which are included as exhibits to this registration statement.

Dividends. Subject to the rights of holders of any preferred stock having a preference as to dividends, holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors, out of assets legally available therefor.

12

Voting. Each share of common stock entitles its holder to one vote. Holders of common stock do not have cumulative voting rights.

Liquidation. Upon our liquidation, dissolution or winding up, subject to the prior rights of holders of preferred stock, holders of common stock share equally and ratably in our assets available for distribution after giving effect to any liquidation preference of outstanding preferred stock. A merger, conversion, exchange or consolidation, or a sale of all or part of our assets that does not in fact result in our liquidation, is not deemed a liquidation. Other Rights. Holders of common stock have no conversion, redemption or preemptive rights. Fully paid shares of our capital stock are not assessable.

Under our Bylaws, holders of a majority of the voting power, present in person, by remote communication or by proxy, constitute a quorum at a meeting of stockholders. Unless a different proportion is required by our Articles of Incorporation, our Bylaws or the NRS, if a quorum exists, action other than the election of directors is approved if the votes cast in favor of the action exceed the votes cast against it, and directors are elected by a plurality of the votes cast. Any action that may be taken at a meeting of stockholders may instead be taken without a meeting by written consent of stockholders holding a majority of our voting power (or, if different, the proportion required to take the action at a meeting). Because our Chief Executive Officer holds a majority of our voting power, he is able to approve matters by written consent without a meeting or a vote of our other stockholders.

Board of Directors

Our Articles of Incorporation provide that our Board of Directors will consist of not less than one nor more than thirteen directors, with the exact number fixed by the Board of Directors. Our board is not classified; all directors are elected at each annual meeting to serve until the next annual meeting and until their successors are elected and qualified. Directors may be removed only for cause, as defined in our Articles of Incorporation, and only by the affirmative vote of the holders of at least 66⅔% of the outstanding shares entitled to vote generally in the election of directors. Vacancies, including newly created directorships, may be filled only by a majority of the remaining directors, even if less than a quorum, and stockholders have no right to fill vacancies.

The Board of Directors is authorized, without further stockholder action, to issue preferred stock from time to time in one or more series and to fix the number of shares, designations, powers, privileges, preferences and rights, and the qualifications, limitations and restrictions, of each series, to the fullest extent permitted by the NRS. Unless prohibited by the resolution establishing a series, the Board of Directors may increase or decrease (but not below the number of shares then outstanding) the number of shares of any series after its issuance.

Preferred Stock

As of October 13, 2026, 200,000 shares of Series A Preferred Stock were issued and outstanding. No other shares of Preferred Stock are currently issued or outstanding. The voting powers, designations, preferences, and other rights of the Series A Preferred Stock are set forth in the Certificate of Designation filed with the Secretary of State of the State of Nevada on September 23, 2026.

Series A Convertible Preferred Stock

On September 23, 2026, the Company designated 1,000,000 shares of Preferred Stock as Series A Convertible Preferred Stock by filing the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Certificate of Designation”) with the Secretary of State of the State of Nevada. Each share of Series A Preferred Stock has a stated value of $0.0001 per share, subject to adjustment for stock splits, stock combinations or similar recapitalizations affecting the Series A Preferred Stock.

Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, each holder of Series A Preferred Stock is entitled to receive, before any distribution to holders of common stock, a preferential cash amount equal to the stated value of each share of Series A Preferred Stock held by such holder. If the Company’s assets are insufficient to pay all amounts payable to the holders of Series A Preferred Stock and any parity securities, such holders will share ratably in the available assets based on the amounts that would otherwise be payable to them. Any non-cash distribution will be valued at its fair market value as determined in good faith by the Company’s Board.

13

Except as otherwise provided in the Certificate of Designation or required by the NRS, the Series A Preferred Stock has no voting rights. However, so long as any shares of Series A Preferred Stock remain outstanding, the Company may not, without the written consent or affirmative vote of the holders of a majority of the then-outstanding shares of Series A Preferred Stock, take certain actions that would adversely affect the powers, preferences, rights, privileges or restrictions of the Series A Preferred Stock, including adverse amendments to the Certificate of Designation, the Company’s articles of incorporation or Bylaws, or the filing of any certificate of designation for another series of preferred stock that would have such an adverse effect. The Company also may not enter into any agreement to take any such action without the same majority approval.

Each holder of Series A Preferred Stock may convert any or all of such holder’s shares of Series A Preferred Stock into common stock at a conversion rate of 150 shares of common stock for each one share of Series A Preferred Stock surrendered for conversion. To convert shares, the holder must deliver a written conversion notice to the Company at its principal office. Within one business day after delivery of the conversion notice, the Company is required to issue and deliver shares of common stock issuable upon conversion. The Company is required to pay any documentary, stamp or similar issue or transfer taxes due upon the issuance of shares of common stock upon conversion of the Series A Preferred Stock.

The Company must reserve at all times a sufficient number of authorized shares of common stock to permit the conversion of all outstanding shares of Series A Preferred Stock. The Company and its transfer agent may treat the record holder of Series A Preferred Stock as the sole owner of such shares for all purposes.

The Series A Preferred Stock contains customary adjustment provisions for stock dividends, stock splits, combinations, reverse stock splits and reclassifications of the Company’s common stock. In those events, each share of Series A Preferred Stock will receive the same consideration it would have received had it been converted into common stock immediately before the applicable event.

Anti-Takeover Provisions

Certain provisions of our Articles of Incorporation, our Bylaws and Nevada law could discourage, delay or prevent a change in control of the Company. In addition to the director removal and vacancy provisions described above, these include: (i) our election to be governed by Nevada’s control share acquisition statute (NRS 78.378 through 78.3793), under which a person who acquires control shares has voting rights for those shares only to the extent approved by our stockholders, and by Nevada’s business combination statute (NRS 78.411 through 78.444), which restricts combinations with interested stockholders; (ii) the exclusive power of our Board of Directors to adopt, amend or repeal our Bylaws; (iii) the requirement that special meetings of stockholders may be called only by our Board of Directors, the Chairman of the Board or our Chief Executive Officer, and not by stockholders; (iv) advance notice and detailed information requirements for stockholder nominations of directors, including compliance with Rule 14a-19 under the Exchange Act; and (v) the ability of our Board of Directors to issue preferred stock with terms it determines without stockholder approval.

Exclusive Forum

Our Articles of Incorporation provide that the state or federal courts located in Washoe County, Nevada are the sole and exclusive forum for (i) any derivative action brought on our behalf, (ii) any action asserting a breach of fiduciary duty owed by any director, officer or other employee to us or our stockholders, (iii) any action against us arising under the NRS, our Articles of Incorporation or our Bylaws, and (iv) any action against us governed by the internal affairs doctrine. Any person acquiring an interest in our capital stock is deemed to have notice of and consented to this provision. The provision does not expressly exclude claims under the Securities Act or the Exchange Act. Section 27 of the Exchange Act gives federal courts exclusive jurisdiction over suits to enforce Exchange Act duties or liabilities, and Section 22 of the Securities Act gives federal and state courts concurrent jurisdiction over Securities Act claims; accordingly, there is uncertainty as to whether a court would enforce the provision as to such claims, and our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. This provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable.

Indemnification of Directors and Officers

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statutes (“NRS”). NRS Section 78.7502, provides that a corporation may indemnify any director, officer, employee or agent of a corporation against expenses, including fees, actually and reasonably incurred by him in connection with any defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

14

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Our Articles of Incorporation provide that the liability of our directors and officers is eliminated or limited to the fullest extent permitted by the NRS. They also require us to advance expenses incurred by directors and officers in defending proceedings arising from their service, upon receipt of an undertaking to repay if it is ultimately determined that they are not entitled to indemnification, and to indemnify directors and officers who are successful on the merits, except that no director or officer may be indemnified for expenses incurred in his or her capacity as a stockholder. Our Bylaws permit us, to the extent permitted by the NRS, to indemnify our directors, officers, employees and agents in third-party actions and actions by or in the right of the Company, and require indemnification for expenses of any such person who is successful in the defense of such a proceeding. These rights are not exclusive of other rights under any agreement, vote of stockholders or directors, or otherwise.

Our amended and restated Articles of Incorporation provide that we will indemnify our directors, officers, employees and agents fully, or if not possible, partially, permitted by the provisions of the NRS.

Listing

Our common stock is currently listed on Nasdaq under the symbol “GOAI.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC, 18 Lafayette Place, Woodmere, New York 11598.

15

SELLING STOCKHOLDER

The shares of common stock being offered by the selling stockholder are those issued to the selling stockholder in connection with the Company’s 2021 reverse merger acquisition of EvaMedia. We are registering the Shares in order to permit the selling stockholder to offer the Shares for resale from time to time. The selling stockholder may sell all, some or none of his Shares in this offering. See “Plan of Distribution.”

The table below lists the selling stockholder and other information regarding the beneficial ownership of the shares of common stock by the selling stockholder. The second column lists the number of shares of common stock beneficially owned by the selling stockholder, based on his ownership of the shares of common stock as of October 13, 2026. The third column lists the Shares being offered by this prospectus by the selling stockholder. The fourth column assumes the sale of all of the Shares offered by the selling stockholder pursuant to this prospectus. Unless otherwise indicated, the business address of each of the individual named below is c/o Eva Live, Inc., 8488 Rozita Lee Ave Building 3, Las Vegas, NV 89113.

Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder and includes shares of common stock issuable upon conversion of Series A Preferred Stock within 60 days. The percentage of shares beneficially owned after the offering is based on 40,515,433 shares of our common stock outstanding as of October 13, 2026, plus, as to the selling stockholder, the 30,000,000 shares of common stock issuable upon conversion of the Series A Preferred Stock held by him.

Name of Selling Stockholder	Shares Beneficially Owned Before this Offering	Shares to be Sold in this Offering	Shares Beneficially Owned After this this Offering	Percentage of Outstanding Shares Beneficially Owned After this Offering
David Boulette (1)	53,284,225	960,000	52,324,225	74.20%

(1)	David Boulette is the Chief Executive Officer, President, and a director of the Company. Mr. Boulette received the Shares offered hereby in connection with the Company’s 2021 reverse merger acquisition of EvaMedia. Shares beneficially owned include 30,000,000 shares of common stock issuable upon conversion of 200,000 shares of Series A Preferred Stock. Mr. Boulette is also eligible to receive up to 800,000 additional shares of Series A Preferred Stock upon the achievement of specified performance milestones under his employment agreement.

16

PLAN OF DISTRIBUTION

The selling stockholder, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from the selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of his shares of common stock or interests in shares of common stock on any exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholder may use any one or more of the following methods when disposing of interests therein:

●	Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	Block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
●	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	An exchange distribution in accordance with the rules of the applicable exchange;
●	Privately negotiated transactions;
●	Through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise to the extent permitted by Section 16 of the Exchange Act and the Company’s insider trading policy
●	Broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;
●	A combination of any such methods of sale; and
●	Any other method permitted pursuant to applicable law.

The aggregate proceeds to the selling stockholder from the sale of the common stock offered by him will be the purchase price of the securities of the common stock less discounts or commissions, if any. The selling stockholder reserves the right to accept and, together with his agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholder may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, as amended, provided that he meets the criteria and conforms to the requirements of that rule.

17

The selling stockholder and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts, and commissions under the Securities Act. If the selling stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, he will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the name of the selling stockholder, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholder that the anti-manipulation rules of Regulation M under the Exchange Act, as amended, may apply to sales of shares in the market and to the activities of the selling stockholder and his affiliates. In addition, to the extent applicable, we will make copies of this prospectus available to the selling stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. The selling stockholder is also subject to the reporting requirements of Section 16 of the Exchange Act and the Company’s insider trading policy with respect to any sales of the Shares.

We have agreed to indemnify the selling stockholder against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Sichenzia Ross Ference Carmel LLP, New York, New York.

EXPERTS

Our financial statements as of December 31, 2025 and December 31, 2024 incorporated by reference into this prospectus have been audited by Lao Professionals, an independent registered public accounting firm, as stated in their report incorporated by reference herein (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the entity’s ability to continue as a going concern).

WHERE TO FIND ADDITIONAL INFORMATION

We have filed with the SEC a “shelf” registration statement on Form S-3, including exhibits, schedules and amendments filed with the registration statement, of which this prospectus is a part, under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus is a part of that registration statement, but does not contain all of the information in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to our company and the shares of common stock offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document has been filed as an exhibit to the registration statement, each statement in this prospectus is qualified in all respects by the exhibit to which the reference relates.

We are subject to the informational requirements of the Exchange Act and, in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. The registration statement of which this prospectus forms a part, including the exhibits and schedules to the registration statement, and the reports, statements or other information we file with the SEC are all available on the SEC’s website at http://www.sec.gov. You may also access our SEC filings free of charge on our website at http://www.eva.live. You should not consider information on our website to be part of this prospectus.

18

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed or furnished, as applicable, with the SEC:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 16, 2026;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 15, 2026, and for the quarter ended June 30, 2026, filed with the SEC on August 3, 2026.

●	The description of our common stock contained in our Registration Statement on Form 8-A filed on January 27, 2026, and as it may further be amended from time to time.

●	our Current Reports on Form 8-K filed with the SEC on January 27, 2026, February 3, 2026, February 4, 2026, February 10, 2026, February 18, 2026, February 24, 2026, February 25, 2026, March 30, 2026, April 14, 2026, April 28, 2026, May 27, 2026, June 5, 2026, June 10, 2026, June 12, 2026, June 17, 2026, July 23, 2026, August 11, 2026, August 20, 2026, September 23, 2026, September 29, 2026, October 8, 2026 and October 19, 2026.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until we have sold all of the securities to which this prospectus relates or the offering is otherwise terminated; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K. These documents may include, among others, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

You may obtain copies of any of these filings by contacting Eva Live Inc. as described below, or by contacting the SEC or accessing its website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into those documents, by requesting them in writing, by telephone or via the Internet at:

Eva Live Inc.

8488 Rozita Lee Avenue, Building 3

Las Vegas, NV 89113

Tel: (310) 229-5981

Website: www.eva.live

THE INFORMATION CONTAINED ON, OR ACCESSIBLE THROUGH, OUR WEBSITE IS NOT INCORPORATED INTO AND DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS.

19